Exhibit 10.1

Short-Term Incentive Plan

For Fiscal Year 2007

The short-term incentive plan for fiscal 2007 is built around the STI Concept proposed by our compensation consultant Compensation Strategies. Their recommendation involved setting a few number of tactical goals that address key areas of concern for the company, due to the tremendous change in our business environment.

The key elements of the plan are as follows:

1.              Market competitive target bonus percents of base salary will be established for the following positions:

CEO	50%
SVP, Sales	35%
CFO	35%
Other Key Management	25%

2.              The following would be the “Universal Tactical Goals that would apply to each of the participants.

a.               A threshold will be set at forecasted 2007 earnings after tax of **, below which there will be no cash bonuses paid. If earnings exceed the threshold the percentage awarded will be increased on a prorated basis. For example if earnings were 50% higher than threshold the award would be increased by 50%. This would apply up to a maximum of 200% of payout. This would represent at least ** of the target bonus.

b.              Digital projector sales of at least ** units at a threshold of at least ** gross margin and not financed by BTN. There is no upside potential, hit the threshold and there is a payout. This would represent 25 % of the target bonus.

c.               STS sales revenue of ** threshold with upside earn out potential with the same scaling used for earnings after tax. There should also be a minimum gross margin threshold that has to be met for a payout, which needs to be determined **. This would represent 30% of the target bonus.

3.               One tactical objective specific to each manager’s area of responsibility.

a.               **

b.              **

c.               **

d.              **

e.               **

f.                 **

g.              **

4.               Participants are as follows:

Participant	Salary	Target Bonus	Target Payout
John Wilmers	**	50%	**
Ray Boegner	**	35%	**
Kevin Herrmann	**	35%	**
**	**	25%	**
**	**	25%	**
**	**	25%	**
**	**	25%	**
Christopher Stark	**	35%	**

Example:

CEO in this example has a Base Salary of $250,000 to keep the math simple. His target award would be $125,000 and would include these four Tactical Objectives:

Earnings of **	Weight of the Objective = 30%	Actual Earnings = ** or 100%	30% of $125K = $37,500

Digital Projector Sales of ** units @ ** GM	Weight of the Objective = 30%	Actual sales = ** units, did not achieve objective	25% of $125K = $0

STS Sales of ** @ ** GM	Weight of the Objective = 30%	Actual Sales = ** at GM goal and ** GM	30% of $125K = $37,500 X 1.4545 = $54,545 (**/**)

**	Weight of the Objective = 15%	**	15% of $125K = $18,750

In this example the total award would be $110,795.

In the event the company was not profitable, but some of the objectives were met, the Compensation Committee would consider Restricted Stock Award, but no cash.

** - Certain items in this document were redacted but are available to the Securities and Exchange Commission upon request.